Exhibit 2.2

January 6, 2014

Monrovia Connecticut LLC

and Monrovia Nursery Company

814 East Monrovia Place

Azusa, CA 91702

Re:                             Asset Purchase and Sale and Lease of Properties

Dear Sirs:

Reference is made to that certain Lease and Option Agreement of even date herewith (the “Long-Term Lease”) by and between Monrovia Connecticut LLC, as tenant, Monrovia Nursery Company, as guarantor (collectively, “Tenant”) and Imperial Nurseries, Inc. and River Bend Holdings, LLC, as landlord (collectively, “Landlord”).  The Long-Term Lease is executed in conjunction with the purchase by Tenant of the landscape nursery business of Imperial Nurseries, Inc. as more particularly set forth in that certain Asset Purchase Agreement (“Agreement”) of even date herewith.  In addition, Tenant and River Bend Holdings, LLC have entered into a short-term Lease Agreement with respect to certain other properties of River Bend Holdings, LLC (the “Short-Term Lease,” and the Short-Term Lease, the Long-Term Lease, the Agreement and all other ancillary documents executed in connection therewith are hereinafter collectively referred to as the “Transaction Documents”).

By this letter agreement, Landlord and Tenant desire to set forth their understanding and agreement with respect to certain matters under the Transaction Documents.  It is hereby agreed as follows:

1.                                      Landlord hereby confirms that Tenant’s worker’s compensation insurance required to be maintained by Tenant under the Long-Term Lease and the Short-Term Lease may contain a deductible of up to $250,000, provided such polic(ies) contain a waiver of subrogation endorsement for the benefit of Landlord..

2.                                      Reference is made to the fact that two (2) 4,000 gallon underground storage tanks (the “Existing USTs”) are currently located on and in use at 85 Floydville Road, East Granby, Connecticut (the “85 Floydville Parcel”).  On a temporary basis, Tenant will continue to utilize the Existing USTs in connection with its ongoing business operations; however, as soon as possible after the date hereof and in any event within 60 days of the date hereof, Tenant shall, at its sole cost and expense, provide temporary above-ground tanks for Tenant’s operations, and thereafter as soon as possible, Tenant shall, at its sole cost and expense, install permanent above-ground tanks for its use and operations.  However, if above-ground tanks prove to be impracticable, Tenant may install underground tanks provided the installation and maintenance thereof shall be at Tenant’s sole cost and in compliance with all applicable laws and regulations.  Tenant shall obtain any permits necessary to install and/or use such tanks.  The installation of both said temporary and permanent tanks shall be subject to Landlord’s prior written consent (not to be unreasonably withheld) pursuant to Section 10.2 of Article I of the Long-Term Lease, Tenant further agreeing that the location of said new tanks is subject to Landlord’s prior written approval (not to be unreasonably withheld) and must be located in an area which will not have any material effect on Landlord’s Transfer Act obligations with respect to the 85 Floydville Parcel, as reasonably determined by Landlord.  As soon as Tenant has the temporary replacement tanks operational, it is agreed that the Existing USTs will be taken out of service permanently, and Landlord, at Landlord’s sole cost and expense, shall have the obligation to properly and lawfully decommission the Existing USTs.

3.                                      Although all Transaction Documents are dated as of January 6, 2014, Landlord and Tenant agree that the Closing Date and time under the Agreement and under the Transaction Documents shall be 11:59 p.m. on January 8, 2014.  Consistent with the foregoing, the “Commencement Date” under both the Short-Term Lease and the Long-Term Lease shall be January 9, 2014.

[Signatures appear on next page]

Please indicate your agreement with the foregoing by signing where indicated below.

Very truly yours,

IMPERIAL NURSERIES, INC.

By:	/s/ Anthony Galici
Anthony J. Galici
Its Secretary

RIVER BEND HOLDINGS, LLC

By:	Griffin Land, LLC, Its Sole Member

By:	/s/ Anthony Galici
Anthony J. Galici
Its Secretary

Accepted and agreed to this 6th day
of January, 2014

MONROVIA CONNECTICUT LLC

By:	Monrovia Nursery Company, Its Sole Member

By:	/s/ Miles Rosedale
Miles Rosedale
Its President

MONROVIA NURSERY COMPANY

By:	/s/ Miles Rosedale
Miles Rosedale
Its President